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EXHIBIT 12

COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS


                                                        For Three Months
                                                              Ended
                                                         March 31, 1998
                                                       --------------------

Net income                                                   745,617
Fixed charges:
Income before fixed charges                                  745,617
Fixed charges, as above                                            0
Preferred stock dividend requirements                        450,225
Fixed charges including preferred
   stock dividends                                           450,225
Ratio of income to fixed charges and
   preferred stock dividend requirements                        1.66








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